Form N-SAR
DFA Investment Dimensions Group Inc.

I)	Please refer to:

1)	The Securities Act of 1933/The Investment Company
Act of 1940 Post-Effective Amendment No. 69/70 to the Registration Statement on Form N-1A of DFA
Investment Dimensions Group Inc., filed with the
Securities and Exchange Commission on January 29,
2004 regarding the use of "Market Capitalization
Weighted Approach" with respect to certain portfolios/series, and definitive materials filed on Form 497 on April 5, 2004.

2)	The supplements to prospectuses filed with the
Securities and Exchange Commission on January 30,
2004 on Form 497 regarding the use of intermediaries to receive orders.

3)	The annual update to The Securities Act of 1933/The
Investment Company Act of 1940 Registration
Statement on Form N-1A of DFA Investment Dimensions
Group Inc. filed on Post-Effective Amendment Nos.
70/71 with the Securities and Exchange Commission on March 29, 2004, and definitive materials filed on Form 497 on April 5, 2004.